CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Exchange-Traded Fund Trust of our report dated April 29, 2025, relating to the financial statements and financial highlights of JPMorgan Mortgage-Backed Securities Fund, which appears in JPMorgan Trust II’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
June 25, 2025